                                                                    Exhibit 12.1

                      Navistar International Corporation
               Computation of Ratio of Earnings to Fixed Charges

                                         1997     1996      1995      1994     1993
                                         ----     ----      ----      ----     ----
                                         (in million of dollars, except ratio data)
Earnings
--------

Earnings from continuing operations
  before income taxes                    $242     $105      $262      $158    ($441)
Fixed Charges against earnings             89       98       105        91      105
                                         ------------------------------------------
    Earnings before fixed charges        $331     $203      $367      $249    ($336)
                                         ==========================================

Fixed Charges
-------------

Interest Expense                          $74      $83       $87       $75      $91
Debt Expense Amortization                   2        4         4         4        3
33% of rent expense                        13       11        14        12       11
                                         ------------------------------------------
    Total Fixed Charges                   $89      $98      $105       $91     $105
                                         ==========================================

Ratio                                     3.7x     2.1x      3.5x      2.7x       a)
                                         ==========================================

Rent Expense                              $40      $35       $42       $38      $35
                                         ==========================================

a) Earnings were insufficient to cover fixed charges by approximately $441 million in fiscal 1993.

                                         Computation of Pro Forma Ratio of Earnings to Fixed Charges
                                         For the Year Ended October 31, 1997
Total earnings before fixed charges,
  as above                               $331
                                         ====

Total fixed charges, as above             $89

Pro forma net increase in
  interest expense                         20
                                         ----

Pro forma fixed charges                  $109
                                         ====

Pro forma ratio of earnings to
  fixed charges                           3.0x
                                        =====

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